FOR IMMEDIATE RELEASE
Contact: Ross A. Benavides
Chief Financial Officer
(713) 860-2528

GENESIS ENERGY, L.P. REPORTS FIRST QUARTER RESULTS

Houston - May 3, 2007 - Genesis Energy, L.P. (AMEX:GEL) reported today net income for the first quarter of 2007 of $1,585,000, or $0.11 per unit. This compares to net income in the 2006 period of $2,591,000, or $0.18 per unit.

Grant Sims, CEO said “We generated Available Cash before reserves, a non-GAAP measure, of $3.9 million or $0.28 per unit, which was more than adequate to cover distributions to the holders of our common units and general partner interest for the quarter totaling $3.1 million or $0.22 per unit.” Available Cash before reserves is a non-GAAP measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash provided by operating activities. Net cash provided by operating activities was $1.7 million for the first quarter of 2007.

“Segment margin for the first quarter of 2007 was $7.1 million; a decline of less than $0.1 million as compared to the first quarter of 2006. Increased general and administrative expenses, primarily due to increases in compensation expense and related costs and the effects of the increase in our unit price on the expense we record for our stock appreciation rights plan, was the primary reason our net income declined,” Mr. Sims added.

On May 15, 2007, we will pay a distribution of $3.1 million, or $0.22 per unit, attributable to the first quarter of 2007. This is the seventh consecutive $0.01 per unit increase in the distribution.

On April 26, 2007, we announced that we entered into an agreement with several entities owned and controlled by the Davison family of Ruston, Louisiana to acquire the assets of five energy-related businesses focused on the transportation, storage, marketing and procurement of petroleum products and refinery services. The total value of this transaction is expected to be approximately $560 million, subject to potential adjustments primarily for working capital acquired. The Davisons will receive total consideration of approximately 13.5 million common units and approximately $280 million in cash. We expect to close this transaction early in the third quarter.

“Our existing operations continue to provide steady cash flows. When we combine these operations with the assets we will be acquiring from the Davisons, we believe we will have a solid base of diverse assets and businesses that should provide significant operating synergies and numerous organic growth opportunities. Additionally, upon completing the acquisition with the Davisons, we will be positioned to move forward to begin negotiations regarding the acquisition of existing and planned CO2 pipelines and related midstream assets from Denbury Resources Inc. (NYSE: DNR), the owner of Genesis Energy, Inc., our general partner,” added Mr. Sims.

Financial Results

Net income for the 2007 first quarter was $1.6 million or $0.11 per unit. For the 2006 first quarter, we generated net income of $2.6 million, or $0.18 per unit.

Segment margin is defined and reconciled later in this press release to income from continuing operations. The following table presents selected financial information by segment for the three month reporting periods:

			Crude Oil
	Pipeline	Industrial	Gathering &
	Transportation	Gases	Marketing	Total
	(in thousands)

Three Months Ended March 31, 2007
Segment margin excluding depreciation
and amortization (a)	$2,868	$2,614	$1,599	$7,081
Total capital expenditures	$293	$-	$93	$386
Maintenance capital expenditures	$222	$-	$93	$315

Revenues:
External Customers	$5,660	$3,497	$173,279	$182,436
Intersegment	1,128	-	-	1,128
Total revenues of reportable segments	$6,788	$3,497	$173,279	$183,564

Three Months Ended March 31, 2006
Segment margin excluding depreciation
and amortization (a)	$2,802	$2,627	$1,728	$7,157
Total capital expenditures	$166	$-	$121	$287
Maintenance capital expenditures	$98	$-	$121	$219

Revenues:
External Customers	$7,098	$3,387	$252,445	$262,930
Intersegment	672	-	-	672
Total revenues of reportable segments	$7,770	$3,387	$252,445	$263,602

(a) Segment margin was calculated as revenues less cost of sales and operating expenses, plus our share of the operating income of our investment in joint ventures. A reconciliation of segment margin to income from continuing operations is presented for periods presented in the table at the end of this release.

Pipeline transportation segment margin for the first quarter periods was consistent between the periods. Throughput increases on the Mississippi and Jay systems, where the tariffs per barrel are greater, offset the effects on segment margin of a decline in the volume on the Texas system where the tariff per barrel is significantly less. Volumetric gains also increased due to greater volumes and slightly higher crude oil market prices. Pipeline operating costs increased between the two periods due to greater expenditures for pipeline integrity testing and repairs and an increase in expense related to our stock appreciation rights plan which was included in pipeline operating costs.

Segment margin from industrial gas activities was the same in the first quarters of the two years. The first quarter of each year has historically been the period when volumes sold under our industrial sales contracts are lowest due to seasonality. The results of our two industrial gases joint ventures were slightly less than in the prior period. We acquired our interest in Sandhill Group in the second quarter of 2006.

Segment margin from crude oil gathering and marketing activities declined by $0.1 million in 2007 when compared to 2006. Field costs increased by $0.6 million, with compensation and related personnel costs increasing $0.3 million and expense related to our stock appreciation rights plan increasing costs by $0.2 million. Offsetting these increased costs was an improvement in revenues from fees for transportation only activities, primarily for transporting crude oil for Denbury. Volumes of crude oil purchased and sold decreased, however the marketing margin (the difference in the sales and purchase prices) increased. After the first quarter of 2006 we eliminated certain volumes we had been purchasing that did not provide as large a marketing margin as desired.

General and administrative expenses increased $0.7 million when comparing the first quarter periods. Salaries and benefits expense increased $0.2 million, bonus accrual increased $0.1 million and the portion of expense related to our stock appreciation rights plan that was included in general and administrative expense increased by $0.2 million. The remaining increase resulted primarily from increased legal and consultant fees.

Interest costs in the 2007 first quarter were $0.1 million higher than the prior year. In the first quarter of 2007, our average outstanding borrowings were $3.8 million greater than the 2006 period. In the first quarter of 2006, our outstanding debt balance under our revolving credit facility was lower due to repayment of debt in the fourth quarter of 2005 with a portion of the proceeds of an issuance of new partnership units.

Over the last seven quarters, we have increased the distribution rate on our common units by a total of $0.07 per unit, or 47%.

		Per Unit
Distribution For	Date Paid	Amount

First quarter 2007	May 2007	$0.22
Fourth quarter 2006	February 2007	$0.21
Third quarter 2006	November 2006	$0.20
Second quarter 2006	August 2006	$0.19
First quarter 2006	May 2006	$0.18
Fourth quarter 2005	February 2006	$0.17
Thrid quarter 2005	November 2005	$0.16
Second quarter 2005	August 2005	$0.15

The first quarter 2007 distribution will be paid May 15, 2007 to unitholders of record on May 7, 2007. We generated Available Cash before reserves (a non-GAAP measure) of $3.9 million during the first quarter of 2007. Net cash flows provided by operating activities were $1.7 million for the first quarter period. (Please see the accompanying schedules for a reconciliation of Available Cash before reserves, a non-GAAP measure, to net cash flow provided by operations, the GAAP measure.)

Available Cash

Several adjustments to net income are required to calculate Available Cash before reserves. The calculation of Available Cash before reserves for the quarter ended March 31, 2007 is as follows (in thousands):

Net income	$1,585
Depreciation and amortization expense	1,928
Cash from direct financing leases in
excess of income recorded	138
Available cash generated by joint ventures in
excess of earnings	299
Non-cash expense for incentive compensation plan
and other non-cash items	299
Maintenance capital expenditures	(315)
Available Cash before reserves	$3,934

Earnings Conference Call

We will broadcast our Earnings Conference Call on Thursday, May 3, 2007, at 2:00 p.m. Central time. This call can be accessed at www.genesiscrudeoil.com. Choose the Investor Relations button. Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.

Genesis Energy, L.P. operates crude oil common carrier pipelines and is an independent gatherer and marketer of crude oil in North America, with operations concentrated in Texas, Louisiana, Alabama, Florida, and Mississippi. Genesis Energy, L.P. also operates an industrial gases business.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, managing operating costs, completion of capital projects on schedule and within budget, consummation of accretive acquisitions, capital spending, environmental risks, government regulation, our ability to meet our stated business goals and other risks noted from time to time in our Securities and Exchange Commission filings. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

(tables to follow)

Genesis Energy, L.P.
Summary Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Three Months Ended	Three Months Ended
	March 31, 2007	March 31, 2006

Revenues	$183,564	$263,602
Cost of sales	176,744	256,758
General and administrative expenses	3,328	2,660
Depreciation and amortization expense	1,928	1,864
Gain from disposal of surplus assets	(16)	(50)
OPERATING INCOME	1,580	2,370
Equity in earnings of joint ventures	261	313
Interest, net	(226)	(122)
Income tax expense	(30)	-
Income before cumulative effect adjustment	1,585	2,561
Cumulative effect adjustment from adoption of new
accounting principle	-	30
NET INCOME	$1,585	$2,591

NET INCOME PER COMMON UNIT -
BASIC AND DILUTED
Income before cumulative effect adjustment	$0.11	$0.18
Cumulative effect adjustment	-	-
Net income per common unit - basic
and diluted	$0.11	$0.18

Volume data:
Crude oil pipeline barrels per day (total)	57,874	62,058
Mississippi Pipeline System barrels per day	19,355	16,409
Jay Pipeline System barrels per day	12,812	11,414
Texas Pipeline System barrels per day	25,707	34,235
CO2 sales Mcf per day	67,158	66,565
Crude oil gathering wellhead barrels per day	32,739	36,624
Total crude oil gathering and marketing
barrels per day	33,439	45,288

Units Data:
Common units held by Public	12,765,000	12,765,000
Common units held by general partner	1,019,441	1,019,441
Total common units outstanding	13,784,441	13,784,441

Genesis Energy, L.P.
Consolidated Balance Sheets - Unaudited
(in thousands)

	March 31, 2007	December 31, 2006

ASSETS
Cash	$2,920	$2,318
Accounts receivable	88,004	89,106
Inventories	8,759	5,172
Other current assets	2,598	3,396
Total current assets	102,281	99,992
Net property	30,713	31,316
CO2 contracts	32,434	33,404
Joint ventures and other investments	17,853	18,226
Other assets	8,448	8,149
Total Assets	$191,729	$191,087

LIABILITIES AND PARTNERS' CAPITAL
Accounts payable	$87,935	$86,692
Accrued liabilities	7,800	9,220
Total current liabilities	95,735	95,912
Long-term debt	10,200	8,000
Other liabilities	979	991
Minority interest	522	522
Partners' capital	84,293	85,662
Total Liabilities and Partners' Capital	$191,729	$191,087

Genesis Energy, L.P.
Summary Consolidated Statements of Cash Flows - Unaudited
(in thousands)

	Three Months Ended	Three Months Ended
	March 31, 2007	March 31, 2006

Net income	$1,585	$2,591
Adjustments to reconcile net income to cash
provided by (used in) operating activities:
Depreciation and amortization	1,928	1,864
Amortization of credit facility issuance costs	136	92
Amortization of unearned income	(159)	(168)
Cash received from direct financing leases	297	297
Equity in earnings of joint ventures	(261)	(313)
Distributions from joint ventures - return on investment	424	235
Gains on asset disposals	(16)	(50)
Other non-cash items	387	371
Changes to components of working capital	(2,584)	(7,216)
Net cash provided by (used in) operating activities	1,737	(2,297)

Additions to property and equipment	(365)	(163)
Distributions from joint ventures that are a return
of investment	227	-
Proceeds from sales of assets	16	67
Other, net	(90)	(32)
Net cash used in investing activities	(212)	(128)

Bank borrowings, net	2,200	2,600
Distributions to partners	(2,954)	(2,391)
Other, net	(169)	(501)
Net cash used in financing activities	(923)	(292)

Net increase (decrease) in cash and cash equivalents	602	(2,717)
Cash and cash equivalents at beginning of period	2,318	3,099
Cash and cash equivalents at end of period	$2,920	$382

Genesis Energy, L.P.
Reconciliations

SEGMENT MARGIN EXCLUDING DEPRECIATION AND AMORTIZATION
RECONCILIATION TO NET INCOME

	Three Months Ended	Three Months Ended
	March 31, 2007	March 31, 2006
	(in thousands)

Segment margin excluding depreciation and
amortization	$7,081	$7,157
General and administrative expenses	(3,328)	(2,660)
Depreciation and amortization expense	(1,928)	(1,864)
Gain from disposal of surplus assets	16	50
Interest, net	(226)	(122)
Income tax expense	(30)	-
Income before cumulative effect adjustment	$1,585	$2,561

GAAP to Non-GAAP Financial Measure Reconciliation

AVAILABLE CASH BEFORE RESERVES RECONCILIATION TO
NET CASH FLOWS FROM OPERATING ACTIVITIES

Three Months Ended
March 31, 2007
(in thousands)

Net cash flows from operating activities (GAAP measure)	$1,737
Adjustments to reconcile net cash flow provided by operating activities to Available Cash before reserves:
Maintenance capital expenditures	(315)
Amortization of credit facility issuance costs	(136)
Cash effects of stock appreciation rights plan	(407)
Available cash from joint ventures not included in
operating cash flows	136
Other items affecting available cash	319
Proceeds from asset sales	16
Net effect of changes in components of working capital	2,584
Available Cash before reserves (Non-GAAP measure)	$3,934

This press release and the accompanying schedules include a non-generally accepted accounting principle (“non-GAAP”) financial measures of Available Cash. The accompanying schedule provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measure should not be considered as an alternative to GAAP measures of liquidity or financial performance. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.

Available Cash. Available Cash before reserves is a liquidity measure used by management to compare cash flows generated by us to the cash distribution paid to our limited partners and general partner. This is an important financial measure to the public unitholders since it is an indicator of our ability to provide a cash return on their investment. Specifically, this financial measure aids investors in determining whether or not we are generating cash flows at a level that can support a quarterly cash distribution to the partners. Lastly, Available Cash before reserves (also referred to as distributable cash flow) is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.

We define Available Cash as net income or loss plus: (1) depreciation and amortization expense; (2) cash proceeds from the sale of certain assets; (3) the addition of losses or subtraction of gains relating to the sale of assets; (4) payments under direct financing leases in excess of the amount recognized as income; (5) the addition of losses or subtraction of gains on derivative financial instruments; (6) available cash generated by equity method investments in excess of earnings; (7) the subtraction of maintenance capital expenditures incurred to replace or enhance partially or fully depreciated assets so as to sustain the existing operating capacity or efficiency of our assets and extend their useful lives; and (8) the addition of losses or subtraction of gains relating to other non-cash amounts affecting net income for the period.

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